Exhibit 99.1

HILLENBRAND INDUSTRIES, INC. ENTERS INTO AN
AGREEMENT IN PRINCIPLE TO SETTLE SPARTANBURG
ANTITRUST CLASS ACTION LITIGATION

BATESVILLE, Ind., Nov.16 2005 – Hillenbrand Industries, Inc. (NYSE:HB) and its Hill-Rom, Inc. and Hill-Rom Company, Inc. subsidiaries announced today that they have entered into an agreement in principle, in the form of a memorandum of understanding, with Spartanburg Regional Health Services District d/b/a Spartanburg Regional Healthcare System and the plaintiffs’ attorneys involved in the Spartanburg antitrust class action litigation to settle the case for $337.5 million. The proposed settlement also includes Hill-Rom’s commitment to continue certain company initiated practices.

The proposed settlement is subject to a number of conditions, including the negotiation of a definitive settlement agreement and final court approval of that agreement following notice to class members, which is not anticipated to occur until early calendar 2006. When finalized, the settlement is expected to resolve all of the plaintiffs’ claims and those of most U.S. purchasers or renters of Hill-Rom products from 1990 through the present.

“While we believe the claims are without merit and continue to deny any and all allegations of wrongdoing, we took this difficult step because we believe it is in the best interest of the company, our shareholders, customers and employees,” said Ray J. Hillenbrand, Chairman of the Board of Directors of Hillenbrand Industries, Inc. “We wanted to reduce significant uncertainties involved in litigating this complex case and focus on executing our business objectives. This settlement will not require us to change current business practices, which we believe to be compliant with the law, and will enable Hill-Rom to focus first and foremost on fulfilling its mission of making a positive difference in the lives of patients and those who care for them through our focus on patient outcomes, safety and effectiveness. We are fully committed to delivering the benefits of competitive markets to our customers. ”

$50 million is to be paid to an escrow fund pending finalization of the settlement. The remainder of the settlement amount will be payable upon approval of a definitive agreement, which is currently expected to occur in early calendar 2006.

After funding the settlement, Hillenbrand will continue to have a solid financial position with continued strong operating cash flows, and remaining availability under its revolving credit facility and shelf registration statement to fund the execution of its strategic initiatives. The company currently has an untapped availability of approximately $380.0 million under its revolving credit facility and $750.0 million available under a shelf registration statement. Additionally, as of June 30, 2005, Hillenbrand had an available cash and short-term investment balance of $152.0 million.

In conjunction with this agreement in principle, Hillenbrand will recognize a pre-tax charge of $358.6 million, $226.1 million, net of tax benefits, in its fiscal 2005 fourth quarter to cover the settlement along with certain legal and other costs related to the settlement. The charge will be reflected as a separate line item on the Statement of Consolidated Income. It is expected that, if a final settlement is approved, the company’s fiscal 2006 litigation expense would be less than previously estimated. However, the company has not yet quantified that potential benefit and is not prepared to adjust its earnings guidance for fiscal 2006 at this time.

Editor’s Note: On June 30, 2003, Spartanburg Regional Healthcare System (the “Plaintiff”) filed a purported antitrust class action lawsuit against Hillenbrand and Hill-Rom in South Carolina District court alleging violations of the federal antitrust laws. Plaintiff claimed injuries caused by Hill-Rom’s discounting practices, which allegedly harmed competition and resulted in higher prices for standard and/or specialty hospital beds and/or architectural and in-room products. Details of the litigation are set forth in Hillenbrand’s most recent annual and quarterly filings with the Securities and Exchange Commission.

About Hillenbrand Industries, Inc.
Hillenbrand, headquartered in Batesville, Indiana, is a publicly traded holding company for two major wholly owned businesses serving the health care and funeral services industries. Hill-Rom Company is a manufacturer of equipment for the health care industry and a provider of associated services for wound, pulmonary and circulatory care. It is also a provider of medical equipment outsourcing and asset management services. Batesville Casket is a leading manufacturer and supplier of burial caskets, cremation products and related services to licensed funeral homes.

Disclosure Regarding Forward-Looking Statements:
Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. The Company has tried, wherever possible, to identify these forward-looking statements using words such as “intend,” “proposed,” “available,” “anticipate,” “believe,” “plan,” “encourage,” “expect,” “may,” “goal,” “become,” “pursue,” “estimate,” “strategy,” “will,” “projection,” “forecast,” “continue,” “accelerate,” “promise,” “increase,” or the negative of those terms or other variations of them or by comparable terminology. The absence of such terms, however, does not mean that the statement is not forward-looking. It is important to note that forward-looking statements are not guarantees of future performance, and the Company’s actual results could differ materially from those set forth in any forward-looking statements. Factors that could cause actual results to differ from forward-looking statements include but are not limited to: the Company’s dependence on its relationships with several large national providers and group purchasing organizations, changes in death rates, costs and availability of raw materials, the success of the Company’s restructuring, realignment and cost reduction efforts, whether the Company’s new products are successful in the marketplace, changes in customers’ Medicare reimbursements, the success of the implementation of the Company’s enterprise resource planning system, compliance with FDA regulations, tax-related matters, potential exposure to antitrust, product liability or other claims, failure of the Company to execute its acquisition strategy through the consummation and successful integration of acquisitions and the ability to retain executive officers and other key personnel. For a more in depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended September 30, 2004 and under the heading “Forward-Looking Statements and Factors That May Affect Future Results” in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005. The Company assumes no obligation to update or revise any forward-looking statements.

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